Exhibit 99.1

16020 Industrial Drive, Gaithersburg, Maryland 20877 USA Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:

George Migausky BioVeris Corporation (301) 869-9800, ext. 2013	Jonathan Fassberg (investors) The Trout Group (212) 477-9007, ext. 16	Paul Caminiti or Andrew Cole (media) Citigate Sard Verbinnen (212) 687-8080

BIOVERIS COMMON STOCK TO CONTINUE NASDAQ LISTING

Ticker Symbol “BIOV” To Resume Today

GAITHERSBURG, MD, September 17, 2004 — BioVeris Corporation (NASDAQ: BIOV) announced today that the staff of the Nasdaq Listing Qualifications Department has notified the Company that it is in compliance with the requirements of NASD Marketplace Rules and that BioVeris’s common stock will continue to be listed on The Nasdaq National Market. Commencing at the opening of trading today, BioVeris’s trading symbol will be amended from “BIOVE” to its original symbol, “BIOV”.

BioVeris Corporation is an international health care company dedicated to the commercialization, directly and through collaborations and alliances, of innovative, technology-based products and services intended to improve the quality of life. The Company applies its expertise in biotechnology, detection systems, and clinical diagnostics to the development of new and proprietary products and pursues collaborative arrangements to identify new health care product opportunities, accelerate product development, and enhance its global capabilities and competitiveness. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.

This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’s future financial performance. All statements in this press release that are not historical facts, including any statements about the Company’s compliance with NASD marketplace rules and the continuing trading of the Company’s stock on the Nasdaq Stock Market are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in BioVeris’s strategy and business plans and changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’s ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the BioVeris’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’s SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.